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EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PACIFIC CENTURY FINANCIAL CORPORATION

EXHIBIT TO CURRENT REPORT ON
FORM 8-K DATED October 10, 2001

Commission File Number 1-6887

[PACIFIC CENTURY LETTERHEAD]

FOR IMMEDIATE RELEASE

Bank of Hawaii to Sell Papua New Guinea, Vanuatu
and Fiji Operations to ANZ

    HONOLULU, HAWAII (October 3, 2001)—Bank of Hawaii (BOH), the principal subsidiary of Pacific Century Financial Corporation (PCFC), announced today it has reached a definitive agreement to sell its operations in Papua New Guinea, Vanuatu and Fiji to Australia-based ANZ. The approximately $50 million purchase transaction, includes total assets of about $180 million. The divested operations include two branches in Papua New Guinea, two in Vanuatu and three in Fiji. As a result of this sale, the company anticipates it will liberate approximately $40 million in economic capital. The transaction is expected to result in a modest gain, the amount of which will depend on tax considerations including those relating to sale of the remaining South Pacific banks, expected later in the quarter.

    Richard Dahl, Bank of Hawaii president, said, "ANZ's long-standing leadership and strategic commitment to the Pacific make it a very qualified purchaser of our businesses. Bank of Hawaii will assist to the fullest extent to ensure a smooth transition for employees and customers."

    Dahl added that this agreement is one more step toward the successful completion of its previously announced divestiture program, whereby returning the bank's focus to its core markets: Hawaii, the West Pacific and American Samoa.

    Elmer Funke Kupper, ANZ Group Managing Director Subsidiaries & International, said the acquisition moved ANZ closer to its ambition to double the size of its Pacific business.

    "The acquisition consolidates an important year of strategic growth for ANZ in the Pacific. We have extended our presence with operations in three new countries—American Samoa, East Timor and Kiribati. This acquisition strengthens our existing business by cementing ANZ's leadership positions in Papua New Guinea, Vanuatu and Fiji.

    "Together these moves provide a strong platform for further growth in the Pacific—organically in our existing markets and through potential acquisitions in new geographies.

    "We are pleased to have been able to acquire businesses of Bank of Hawaii's quality and our growth strategy for the Pacific reflects our confidence in the region's future," Funke said.

    Subject to regulatory approval and certain other conditions, the deal is tentatively scheduled to be completed around the end of the year.

    Bank of Hawaii is the principal subsidiary of Pacific Century Financial Corporation (NYSE: BOH), a regional financial services company headquartered in Honolulu, Hawaii, with total assets of approximately $12.8 billion as of June 30, 2001.

    ANZ is a leading financial services company with four million retail and business customers, total assets of approximately $93 billion and market capitalization of $11.8 billion. ANZ has representation in 29 countries in Asia Pacific, Europe and America, in addition to its main domestic markets of Australia and New Zealand.

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Bank of Hawaii to Sell Papua New Guinea, Vanuatu and Fiji Operations to ANZ